EXHIBIT 5.1




                                                              November 9, 1999



Board of Directors of
Cincinnati Bell Inc.
201 East Fourth Street
Cincinnati, Ohio 45201-2301

Ladies and Gentlemen:

          I have acted as counsel for Cincinnati Bell Inc., an Ohio corporation ("Cincinnati Bell"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") which is being filed on the date hereof by Cincinnati Bell with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act"). The Registration Statement relates to $400,000,000 aggregate principal amount at issuance of 6 3/4% Convertible Subordinated Notes due 2009 of Cincinnati Bell ("Cincinnati Bell Convertible Notes"), and 18,650,385 shares of Cincinnati Bell's common stock, par value $0.01 per share ("Cincinnati Bell Common Stock"), into which the Cincinnati Bell Convertible Notes are convertible, to be offered for resale by the Selling Holders identified therein.

          In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Registration Statement and
(b) the prospectus that forms a part of the Registration Statement. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as copies. In examining agreements executed by parties other than Cincinnati Bell I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect thereof. As to any facts material to the opinion expressed herein which I have not independently verified or established, I have relied upon statements and representations of officers and representatives of Cincinnati Bell and others.

          Based upon and subject to the foregoing, and assuming that the Registration Statement becomes and remains effective and that applicable state securities laws are complied with, the undersigned is of the opinion that the



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Cincinnati Bell Convertible Notes and the shares of Cincinnati Bell Common
Stock have been, and upon the resale thereof by the Selling Holders named in the prospectus included in the Registration Statement will be, validly issued, fully paid and nonassessable.

          I am admitted to practice in the State of Ohio, and I express no opinion as to any matters governed by any law other than the law of the State of Ohio and the Federal law of the United States of America.

          I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" in the prospectus that forms a part of the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                                  Very truly yours,


                                                  /s/ Thomas E. Taylor
                                                  _____________________________
                                                  Thomas E. Taylor
                                                  General Counsel and Secretary
                                                  Cincinnati Bell Inc.